SOUTHERN CALIFORNIA EDISON
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
(Millions of Dollars)

                                                                                               6 Months      6 Months     12 Months
                                                                                                 Ended         Ended         Ended
     Earnings:                                       2005    2006    2007    2008     2009 June 30, 2009 June 30, 2010 June 30, 2010
                                                    ------- ------- ------- ------- ------- ------------- ------------- ------------
     Income from continuing operations
         before tax and noncontrolling interest     $ 1,375 $ 1,540 $ 1,400 $ 1,246 $ 1,620    $   689       $  625        $ 1,556
     Less: Income from equity investees                   -       -       -       -       -          -            -              -
                                                    ------- ------- ------- ------- ------- ------------- ------------- ------------
+a   Income from continuing operations before income
         from equity investees, tax and noncontrolling
         interest                                     1,375   1,540   1,400   1,246    1,620        689          625         1,556
     Add:
+b   Fixed charges (see below)                          411     502     540     520      535        262          272           538
+c   Amortization of capitalized interest                 1       1       2       2        2          1            1             2
+d   Distributed income of equity investees               -       -       -       -        -          -            -             -
+e   Loss of equity investees for which charges arising
     from guarantees are included in fixed charges        -       -       -       -        -          -            -             -
     Subtract:
-a   Interest capitalized                                (1)     (2)     (3)     (3)      (4)        (1)          (4)           (7)
-b   Preference security dividend requirements of
         consolidated subsidiaries - pre-tax basis      (34)    (77)    (74)    (75)     (73)       (25)         (34)          (75)
-c   Noncontrolling interest of subsidiaries that
     have not incurred fixed charges - pre-tax basis   (334)   (275)   (305)   (170)     (94)       (34)           -           (60)

                                                    ------- ------- -------- -------- -------- ----------- ----------- -----------
     Earnings as adjusted                           $ 1,418 $ 1,689 $ 1,560 $ 1,520   $ 1,986   $   892      $   860       $ 1,954
                                                    ======= ======= ======== ======== ======== =========== =========== ===========

     Fixed Charges (1):
     Interest expenses - net of capitalized interest
          and AFUDC                                  $   360 $  399 $   429 $   407   $   420    $   215      $  206      $   411
     Add: AFUDC                                           14     19      25      27        32         18          22           36
                                                     ------- ------ ------- --------  ------- ------------ ----------- -----------
     Interest expenses - net of capitalized interest     374    418     454     434       452        233         228          447
     Interest capitalized (2)                              1      3       3       3         4          1           4            7
     Interest portion of rental expense (3)                1      2       8       7         5          2           5            8
     Allocable portion of interest on long-term contracts
         for purchased power (4)                           1      2       1       1         1          1           1            1
     Preferred and preference stock dividend
         requirement - pre-tax basis                      34     77      74      75        73         25          34           75

                                                     ------- ------- ------- -------- --------- ----------- ----------- ----------
     Total fixed charges                             $   411 $   502 $  540  $  520   $   535    $   262     $   272      $   538
                                                     ======= ======= ======= ======== ========= =========== =========== ==========

     Ratio                                              3.45    3.36    2.89    2.92      3.71      3.40        3.16         3.63
                                                     ======= ======= ======= ======== ========= =========== =========== ==========

     (1) Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.
     (2) Includes fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnership.  The amount for 2006 is restated.
     (3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.
     (4) Allocable portion of interest included in annual minimum debt service requirement of supplier.